UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 29, 2009
Date of Report
(Date of earliest event reported)

SOCKET MOBILE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13810 (Commission File Number)	94-3155066 (IRS Employer Identification No.)

39700 Eureka Drive
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 933-3000
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 29, 2009, Socket Mobile, Inc. (the "Company") informed Silicon Valley Bank (the "Lender"), in the process of completing the closing of its financial records for the month of April 2009, the Company had determined that as of the end of April 2009 it was out of compliance with the adjusted quick ratio covenant under the Second Amended and Restated Loan and Security Agreement, dated as of December 24, 2008, between the Company and the Lender, as amended, and the Second Amended and Restated Export-Import Bank Loan and Security Agreement, dated as of December 24, 2008, between the Company and the Lender, as amended (together the "Loan Agreements"). The entering into of the Loan Agreements was disclosed in the Company's Form 8-K filed on January 7, 2009, and the subsequent amendments to the Loan Agreements were disclosed in the Company's Form 8-K filed on February 25, 2009. On June 4, 2009, the Company received notice that the Lender has agreed to waive the Company's non-compliance with the adjusted quick ratio covenant for the month of April.

Under the Loan Agreements, the Company must maintain minimum liquidity based upon an "adjusted quick ratio" calculated monthly. The minimum adjusted quick ratio required at April 30, 2009 was 0.90, which the Company failed to meet. The minimum adjusted quick ratio increased under the terms of the Loan Agreements to 0.90 from 0.75 at the end of March. The Company was in compliance at the end of March. To improve its financial liquidity, the Company has subsequently completed a private placement financing, as disclosed on the Company's Form 8-K filed on May 20, 2009.

The Company's failure to be in compliance with this covenant constitutes an event of default under each of the Loan Agreements. As a result of an event of default, the Lender may, among its remedies, declare all obligations under the Loan Agreements immediately due and payable.

The Company is currently in discussions with the Lender to amend the financial covenants under the Loan Agreements; however, there can be no assurance that any such amendment will be reached or that the Lender will grant any additional waivers in the case that the Company fails in the future to comply with the covenants in the Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: June 4, 2009	By: /s/	David W. Dunlap

Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer